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News Release

For Release:	FOR IMMEDIATE RELEASE

Contact:	Hannah Grove	Kelley MacDonald
	Media	Investors and Analysts
	+1 617/664-3377	+1 617/664-3477

STATE STREET ANNOUNCES ADDITIONAL DETAILS
ON EXPENSE REDUCTIONS

          BOSTON, MA - April 10, 2003 -- State Street Corporation (NYSE: STT) today announced that it is initiating a number of actions that will reduce its operating expenses by approximately $125 million for the remainder of 2003, compared to its first quarter run rate. Expense reductions, which are in addition to those previously announced in connection with State Street’s acquisition of Deutsche Bank’s GSS businesses, will be phased in during the second quarter. It is anticipated that the operating expense run rate during the second half of the year will be approximately $55 million per quarter below that of the first quarter.

        The first leg of the expense reduction program – which is already under way – is to bring down direct controllable expenses. The remainder of the reductions will be achieved through staff reductions of up to 1,800 people, in addition to the reduction of 1,000 people previously announced in connection with the GSS acquisition.

        State Street plans to reduce staff at all levels of the organization, and aims to achieve the majority of the staff reductions through voluntary early retirement and enhanced severance programs. The company’s workforce has more than doubled during the past ten years and today stands at over 22,000 worldwide (including 3,000 people who were part of the Deutsche Bank GSS acquisition).

        “We are positioning State Street for improved profitability,” said David A. Spina, chairman and CEO of State Street Corporation. “Keeping our company financially strong – and building on our leadership position in global financial markets – will enable us to take advantage of the many opportunities we see in the market today. Our top priorities are to continue to help our clients find ways to succeed in meeting their investment and business goals and to serve the best interests of our stockholders and employees. We are continuing to invest in strategic initiatives that are important to our future growth.”

        The company anticipates that severance benefits and expenses related to the reductions will result in a pre-tax charge of $125 million - $175 million and decrease reported second-quarter diluted earnings per share by approximately $0.25 to $0.35 per share.

        State Street Corporation (NYSE: STT) is the world’s leading specialist in providing sophisticated global investors with research and analytics, trading services, investment servicing and investment management.

        With $6.2 trillion in assets under custody and $763 billion in assets under management (as of December 31, 2002), State Street is headquartered in Boston, Massachusetts and operates in 21 countries and over 100 markets worldwide. For more information, visit State Street’s web site at www.statestreet.com

        This news release may contain forward-looking statements, as defined by federal securities laws, including statements about the financial outlook and business environment. Any such statements are based on current expectations and involve a number of risks and uncertainties. Important factors, including those mentioned in this news release, that could cause actual results to differ materially are set forth in the company's 2002 annual report and subsequent SEC filings. They include risks and uncertainties relating to the pace at which State Street adds new clients or at which existing clients use additional services, the value of global and regional financial markets, the pace of cross-border investment activity, changes in interest rates, the pace of worldwide economic growth and rates of inflation, the extent of volatility in currency markets, consolidations among clients and competitors, State Street’s business mix, and the dynamics of the markets State Street serves. State Street encourages investors to review its annual report and SEC filings in conjunction with this announcement and prior to making any investment decision. The forward-looking statements contained in this news release speak only as of the date of release, April 10, 2003, and the company does not undertake to revise those forward-looking statements to reflect events after the date of this release.

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